Exhibit (m)(2)(b)

APPENDIX A

(to the Class A Shares

Service and Distribution Plan Under Rule 12b-1)

July 31, 2018

Salient International Real Estate Fund

Salient Select Income Fund

Salient Tactical Growth Fund

Salient Tactical Muni & Credit Fund

Salient Tactical Real Estate Fund